Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q4 2024 FINANCIAL RESULTS

Declares Dividend of $0.30 per share for Q4 2024
Represents Genco’s 22nd Consecutive Quarterly Dividend

New York, New York, February 19, 2025 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and twelve months ended December 31, 2024.

Fourth Quarter 2024 and Year-to-Date Highlights

•	Dividend: Declared a $0.30 per share dividend for Q4 2024
o	22nd consecutive quarterly dividend
o	Cumulative dividends of $6.615 per share or approximately 45% of our share price[1]
o	Q4 2024 dividend is payable on or about March 18, 2025 to all shareholders of record as of March 11, 2025

•	Growth: Acquired the Genco Intrepid, a high specification 2016-built 180,000 dwt Capesize vessel that delivered in October 2024

•	Financial performance: Net income of $12.7 million for Q4 2024, or basic and diluted earnings per share of $0.29
o	Adjusted EBITDA
■	Q4 2024: $32.7 million
■	FY 2024: $151.2 million, representing a 49% increase over FY 2023[2]

•	Voyage revenues: Totaled $99.2 million in Q4 2024
o	Net revenue[2] was $66.1 million during Q4 2024
o	Average daily fleet-wide TCE[2] was $18,007 for Q4 2024

•	Fleet-wide TCE for FY 2024: $19,107, which outperformed our scrubber-adjusted internal benchmark by approximately $1,600 per day[3]
o	Nearly 30% increase in TCE year-over-year led by the combination of the strong drybulk market and a significant contribution from our commercial platform’s outperformance

•	Estimated TCE to date for Q1 2025: $12,366 for 75% of our owned fleet available days, based on both period and current spot fixtures[2]

John C. Wobensmith, Chief Executive Officer, commented, “During 2024, we grew earnings, while continuing to prioritize the three pillars of Genco’s comprehensive value strategy namely dividends, deleveraging and growth. Consistent with our commitment to returning significant capital to shareholders, we took steps to enhance our dividend policy aimed at increasing cash available for distribution on a quarterly basis. We are pleased to advance our track record of dividends to shareholders through market cycles, as Genco has now declared 22 consecutive quarterly dividends, representing $6.615 per share, or 45% of our stock price.

“At the same time, we’ve made considerable progress renewing our fleet, divesting older, non-core assets near market highs, while opportunistically redeploying proceeds to capitalize on attractive growth opportunities. Specifically, over the last 15 months, we have invested $134 million to replace smaller and less fuel-efficient vessels with modern, high-specification Capesizes, increasing our investments in the fleet since 2021 to $283 million and further expanding our earnings power.”

Mr. Wobensmith concluded, “Importantly, fleet-wide TCE for the full year increased by 29%, reflecting the strong 2024 drybulk market and our sustained outperformance versus our benchmarks. While freight rates have experienced downward volatility in 2025 to date due to seasonal factors, Genco is well positioned to draw on our industry low financial leverage and cash flow breakeven rate as well as significant access to capital to take advantage of attractive opportunities. Over the last several years, we have considerably lowered our financial risk and remain focused on providing sizable returns to shareholders and taking advantage of our balance sheet strength to pursue accretive growth to increase shareholder value.”

1 Genco share price as of February 18, 2025.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q1 2025 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.
3 Our benchmark is defined as the weighted average of the Baltic Supramax Index as published by the Baltic Exchange and the Platts Scrubber/non-Scrubber Fitted Capesize Index net of 5% for commissions, adjusted for our owned-fleet composition as well as the characteristics of our vessels. We compare our actual TCE performance against this benchmark to assess TCE performance. We benchmark our majority scrubber-fitted Capesize fleet against the Platts Scrubber Fitted Capesize Index as we view this as a more relevant benchmark than the Baltic Capesize Index which represents a non-scrubber fitted vessel.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically growing and renewing our asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company intends to pay a sizeable quarterly dividend across the cyclicality of the drybulk market while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Low cash flow breakeven rate

•	Net loan-to-value of 5%[4]
•	Strong liquidity position of $381.3 million at December 31, 2024, which consists of:
o	$44.0 million of cash on the balance sheet
o	$337.3 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

4 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of December 31, 2024 divided by estimates of the market value of our fleet as of February 18, 2025 from VesselsValue.com. The actual market value of our vessels may vary.

Financial Deleveraging

80% debt reduction since 2021
•	Debt outstanding: $90.0 million as of December 31, 2024
o	In Q4 2024, Genco drew down $20.0 million to partially fund the acquisition of the Genco Intrepid, and subsequently paid down $10.0 million in December
•
We plan to continue to voluntarily pay down debt with a goal of zero net debt in order to enhance our ability to pay meaningful dividends and take advantage of strategic opportunities throughout drybulk market cycles

Fleet Renewal

Acquired the Genco Intrepid, a 2016-built 180,000 dwt Capesize vessel, for $47.5 million constructed at Dalian Shipbuilding in China. We took delivery of the vessel on the October 23, 2024.

Furthermore, we sold the Genco Hadrian, a 2008-built 169,000 dwt Capesize vessel, for $25.0 million. The vessel delivered to its buyer on October 4, 2024.

Dividend Policy

Genco declared a cash dividend of $0.30 per share for the fourth quarter of 2024. The Q4 2024 dividend is payable on or about March 18, 2025 to all shareholders of record as of March 11, 2025.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. Genco recently enhanced its dividend policy to exclude the drydocking capex line item from the dividend calculation. The table includes the calculation of the actual Q4 2024 dividend and estimated amounts for the calculation of the dividend for Q1 2025:

Dividend calculation	Q4 2024 actual	Q1 2025 estimates
Net revenue	$66.09	Fixtures + market
Operating expenses	(33.69)	(33.54)
Operating cash flow	$32.41	Sum of the above
Less: voluntary quarterly reserve	(19.50)	(19.50)
Cash flow distributable as dividends	$12.91	Sum of the above
Dividend per share	$0.30
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q1 2025 are estimates and subject to change.

The voluntary quarterly reserve for the first quarter of 2025 under the Company’s dividend formula is expected to be $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market. Subject to the development of freight rates for the remainder of the first quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Capitalizing on our sizeable drybulk fleet and significant operating leverage, we generated full-year adjusted EBITDA of $151.2 million, representing a nearly 50% increase year-over-year. Notably, we repaid $110 million of debt in 2024, taking advantage of our full revolving credit facility structure to reduce financial leverage and interest expense without sacrificing borrowing capacity. With $337 million of undrawn revolver availability, Genco has significant financial flexibility in addition to an already strong balance sheet and low leverage profile. Consistent with our strategic objectives, we continue to invest in our fleet and voluntarily pay down debt. Since our value strategy’s inception, we have reduced our cash flow breakeven rate to the among the lowest in the industry and strengthened our foundation to build on Genco’s track record of significant dividends to shareholders.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the first quarter of 2025 on a load-to-discharge basis is presented below. Actual rates for the first quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the first quarter of 2025. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q1 2025 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$14,947	62%
Ultra/Supra	$11,215	83%
Total	$12,366	75%

Our index-linked and period time charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Liberty	Capesize	180,032	2016	$35,000	11-14 months	Mar-25
Genco Ranger	Capesize	180,882	2016	128% of BCI + scrubber	11-14 months	Apr-25
Genco Resolute	Capesize	181,060	2015	123% of BCI + scrubber	11-14 months	Apr-25
Genco Defender	Capesize	181,021	2016	123% of BCI + scrubber	11-14 months	Apr-25
Genco Endeavour	Capesize	181,057	2015	$30,565	12-15 months	Oct-25
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-26

Financial Review: 2024 Fourth Quarter

The Company recorded net income for the fourth quarter of 2024 of $12.7 million, or $0.29 basic and diluted earnings per share. Adjusted net income amounted to $12.8 million, or $0.30 and $0.29 basic and diluted earnings per share, respectively, excluding a loss on sale of vessels of $0.2 million and unrealized fuel gains of $0.1 million. Comparatively, for the three months ended December 31, 2023, the Company recorded net income of $4.9 million, or $0.12 and $0.11 basic and diluted earnings per share, respectively. Adjusted net income is $18.6 million or $0.43 basic and diluted loss per share excluding a non-cash vessel impairment charge of $13.6 million.

Revenue / TCE
The Company’s revenues decreased to $99.2 million for the three months ended December 31, 2024, as compared to $115.5 million recorded for the three months ended December 31, 2023, primarily due to the operation of a smaller fleet as well as lower voyage revenues earned by our major and minor bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $18,007 per day for the three months ended December 31, 2024 as compared to $17,373 per day for the three months ended December 31, 2023.

Voyage expenses
Voyage expenses decreased to $31.3 million for the three months ended December 31, 2024 from $42.5 million during the prior year period. The decrease was primarily due to lower voyage expenses for our major bulk vessels as a result of the operation of fewer vessels as well as lower bunker consumption and port expenses.

Vessel operating expenses
Vessel operating expenses decreased to $23.9 million for the three months ended December 31, 2024 from $25.4 million for the three months ended December 31, 2023. The decrease was due to the operation of a smaller fleet. Daily vessel operating expenses, or DVOE, amounted to $6,211 per vessel per day for the fourth quarter of 2024 compared to $6,153 per vessel per day for the fourth quarter of 2023. The increase was primarily due to higher repair and maintenance costs and crew costs partially offset by the timing of the purchase of stores and spares. Based on current estimates, our DVOE budget for Q1 2025 is $6,375 per vessel per day on a fleet-wide basis.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation.

General and administrative expenses
General and administrative expenses increased to $8.3 million for the fourth quarter of 2024 compared to $7.0 million for the fourth quarter of 2023 due to higher compensation related expenses.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $17.7 million for the three months ended December 31, 2024 from $16.7 million for the three months ended December 31, 2023.

Financial Review: Twelve Months 2024

The Company recorded net income of $76.4 million or $1.77 and $1.75 basic and diluted earnings per share, respectively, for the twelve months ended December 31, 2024. Adjusted net income amounted to $72.3 million, or $1.68 and $1.66 basic and diluted earnings per share, respectively, excluding a gain on sale of vessels of $16.5 million, non-cash vessel impairment charges of $6.6 million, and other operating expense of $5.7 million. This compares to a net loss of $12.9 million or $0.30 basic and diluted loss per share for the twelve months ended December 31, 2023. Adjusted net income in 2023 amounted to $28.9 million or $0.68 basic and diluted earnings per share excluding a non-cash vessel impairment charge of $41.7 million and unrealized fuel losses of $0.1 million.

Revenue / TCE
The Company’s revenues increased to $423.0 million for the twelve months ended December 31, 2024 compared to $383.8 million for the twelve months ended December 31, 2023. The increase in voyage revenues was primarily due to higher rates earned by both our major bulk vessels and our minor bulk vessels. TCE rates obtained by the Company increased to $19,107 per day for the twelve months ended December 31, 2024 from $14,766 per day for the twelve months ended December 31, 2023.

Voyage expenses
Voyage expenses decreased to $127.0 million for the twelve months ended December 31, 2024 from $143.0 million for the same period in 2023. This decrease was primarily due to a decrease in voyage expenses for our major bulk vessels and for our Supramax vessels, part of our minor bulk fleet.  The decrease overall was primarily due to the operation of fewer major bulk and Supramax vessels operating during 2024 as compared to 2023. Additionally, there was a decrease in bunker consumption for our Supramax vessels due to lower bunker prices.

Vessel operating expenses
Vessel operating expenses increased to $101.6 million for the twelve months ended December 31, 2024 from $97.1 million for the twelve months ended December 31, 2023. DVOE was $6,440 per vessel per day in 2024 versus $6,017 per vessel per day in 2023. The increase was primarily due to higher repair and maintenance costs, the timing of the purchase of stores and spares and higher crew costs.

General and administrative expenses
General and administrative expenses for the twelve months ended December 31, 2024 increased to $29.1 million as compared to $28.3 million in the same period of 2023 primarily due to higher compensation related expenses, partially offset by lower ordinary legal and professional fees.

EBITDA
EBITDA for the twelve months ended December 31, 2024 amounted to $155.4 million compared to $59.7 million during the prior year period. During 2024 and 2023, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $151.2 million and $101.5 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2024 and 2023 was $126.8 million and $91.8 million, respectively.  This increase in cash provided by operating activities was primarily due to higher rates earned by our major and minor bulk vessels, as well as changes in working capital. These increases were partially offset by an increase in drydocking costs incurred during 2024 as compared to 2023.

Net cash provided by (used in) investing activities during the years ended December 31, 2024 and 2023 was $47.8 million and ($91.6) million, respectively.  This fluctuation was primarily a result of $103.3 million of net proceeds from the sale of the Genco Commodus, the Genco Claudius, the Genco Maximus, the Genco Warrior and the Genco Hadrian during 2024.  There was also a decrease in the purchase of vessels by $37.7 million as we purchased two Capesize vessels that delivered during the fourth quarter of 2023 as compared to one Capesize vessel that delivered during the fourth quarter of 2024. These fluctuations were partially offset by a $1.2 million decrease in insurance proceeds for hull and machinery claims for our vessels.

Net cash used in financing activities during the years ended December 31, 2024 and 2023 was $177.5 million and $17.4 million, respectively.  During 2024, there was a $139.0 million increase in total net cash used in financing activities related to our credit facilities as compared to 2023. This was primarily due to a $94.0 million increase in debt repayments during 2024 as compared to 2023.  Additionally, excluding the refinancing of the $450 Million Credit Facility with the $500 Million Revolver, there was a $45.0 million decrease in drawdowns during 2024 as compared to 2023 as there was a $20.0 million draw down during the fourth quarter of 2024 to partially finance the purchase of one Capesize vessel that was delivered during the fourth quarter of 2024 as compared to total drawdowns of $65.0 million drawn down during the fourth quarter of 2023 used to partially finance the purchase two Capesize vessels that delivered during the fourth quarter of 2023. Additionally, there was a $26.6 million increase in the payment of dividends during 2024 as compared to 2023.  These increases were partially offset by a $5.5 million decrease in deferred financing costs during 2024 as compared to 2023 related to the $500 Million Revolver that was entered into on November 29, 2023 to amend our $450 Million Credit Facility.

Capital Expenditures

Genco’s fleet consists of 42 vessels with an average age of 12.2 years and an aggregate capacity of approximately 4,446,000 dwt as follows:

•	16 Capesizes
•	15 Ultramaxes
•	11 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2025 to be:

Estimated costs ($ in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Drydock Costs (1)	$21.31	$13.95	$4.15	$3.10
Estimated BWTS Costs (2)	$1.64	$0.53	$-	$-
Fuel Efficiency Upgrade Costs (3)	$2.80	$2.96	$0.14	$0.14
Total Costs	$25.75	$17.43	$4.29	$3.24
Estimated Offhire Days (4)	290	200	60	55

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q1 2025 consists of 140 days for four Capesizes, 30 days for one Ultramax and 120 days for four Supramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$99,203	$115,516	$423,016	$383,825
Total revenues	99,203	115,516	423,016	383,825

Operating expenses:
Voyage expenses	31,256	42,450	126,960	142,971
Vessel operating expenses	23,882	25,368	101,638	97,093
Charter hire expenses	1,837	2,404	9,069	9,135
General and administrative expenses (inclusive of nonvested stock amortization expense of $1,508, $1,355, $5,850 and $5,530, respectively)	8,321	7,001	29,136	28,268
Technical management expenses	1,346	937	4,643	4,021
Depreciation and amortization	17,727	16,703	68,666	66,465
Impairment of vessel assets	-	13,617	6,595	41,719
Net loss (gain) on sale of vessels	224	-	(16,468)	-
Other operating expense	-	-	5,728	-
Total operating expenses	84,593	108,480	335,967	389,672

Operating income (loss)	14,610	7,036	87,049	(5,847)

Other (expense) income:
Other income (expense)	30	(98)	(234)	(396)
Interest income	684	790	2,978	2,667
Interest expense	(2,835)	(2,622)	(13,297)	(8,780)
Other expense, net	(2,121)	(1,930)	(10,553)	(6,509)

Net income (loss)	$12,489	$5,106	$76,496	$(12,356)

Less: Net (loss) income attributable to noncontrolling interest	(192)	169	95	$514

Net income (loss) attributable to Genco Shipping & Trading Limited	$12,681	$4,937	$76,401	$(12,870)

Net earnings (loss) per share - basic	$0.29	$0.12	$1.77	$(0.30)

Net earnings (loss) per share - diluted	$0.29	$0.11	$1.75	$(0.30)

Weighted average common shares outstanding - basic	43,116,028	42,827,334	43,054,459	42,766,262

Weighted average common shares outstanding - diluted	43,674,259	43,290,851	43,650,499	42,766,262

	December 31, 2024	December 31, 2023
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$43,690	$46,542
Restricted cash	315	-
Due from charterers, net	21,376	17,815
Prepaid expenses and other current assets	10,375	10,154
Inventories	22,234	26,749
Fair value of derivative instruments	-	572
Vessels held for sale	-	55,440
Total current assets	97,990	157,272

Noncurrent assets:
Vessels, net of accumulated depreciation of $322,807 and $296,452, respectively	915,022	945,114
Deferred drydock, net	30,048	29,502
Fixed assets, net	7,184	7,071
Operating lease right-of-use assets	6,358	2,628
Restricted cash	-	315
Total noncurrent assets	958,612	984,630

Total assets	$1,056,602	$1,141,902

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$34,492	$24,245
Deferred revenue	4,665	8,746
Current operating lease liabilities	1,503	2,295
Total current liabilities	40,660	35,286

Noncurrent liabilities
Long-term operating lease liabilities	5,539	1,801
Long-term debt, net of deferred financing costs of $7,825 and $9,831, respectively	82,175	190,169
Total noncurrent liabilities	87,714	191,970

Total liabilities	128,374	227,256

Commitments and contingencies

Equity:
Common stock	427	425
Additional paid-in capital	1,491,032	1,553,421
Accumulated other comprehensive income	-	527
Accumulated deficit	(564,716)	(641,117)

Total Genco Shipping & Trading Limited shareholders' equity	926,743	913,256
Noncontrolling interest	1,485	1,390
Total equity	928,228	914,646

Total liabilities and equity	$1,056,602	$1,141,902

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$76,496	$(12,356)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,666	66,465
Amortization of deferred financing costs	2,006	1,779
Right-of-use asset amortization	1,438	1,450
Amortization of nonvested stock compensation expense	5,850	5,530
Impairment of vessel assets	6,595	41,719
Net gain on sale of vessels	(16,468)	-
Amortization of premium on derivatives	45	210
Insurance proceeds for protection and indemnity claims	286	269
Insurance proceeds for loss of hire claims	734	506
Change in assets and liabilities:
(Increase) decrease in due from charterers	(3,561)	7,518
Increase in prepaid expenses and other current assets	(2,504)	(4,767)
Decrease (increase) in inventories	4,515	(5,148)
Increase (decrease) in accounts payable and accrued expenses	9,612	(2,205)
(Decrease) increase in deferred revenue	(4,081)	3,788
Decrease in operating lease liabilities	(2,222)	(2,107)
Deferred drydock costs incurred	(20,558)	(10,867)
Net cash provided by operating activities	126,849	91,784

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(53,678)	(91,305)
Purchase of other fixed assets	(2,999)	(2,707)
Net proceeds from sale of vessels	103,379	-
Insurance proceeds for hull and machinery claims	1,146	2,388
Net cash provided by (used in) investing activities	47,848	(91,624)

Cash flows from financing activities
Proceeds from the $500 Million Revolver	20,000	209,750
Repayments on the $500 Million Revolver	(130,000)	(9,750)
Proceeds from the $450 Million Credit Facility	-	65,000
Repayments on the $450 Million Credit Facility	-	(236,000)
Cash dividends paid	(67,511)	(40,910)
Payment of deferred financing costs	(38)	(5,493)
Net cash used in financing activities	(177,549)	(17,403)

Net decrease in cash, cash equivalents and restricted cash	(2,852)	(17,243)

Cash, cash equivalents and restricted cash at beginning of period	46,857	64,100
Cash, cash equivalents and restricted cash at end of period	$44,005	$46,857

		Three Months Ended December 31, 2024
Net Income Reconciliation		(unaudited)
Net income attributable to Genco Shipping & Trading Limited		$12,681
+	Loss on sale of vessels	224
+	Unrealized gain on fuel hedges	(76)
	Adjusted net income	$12,829

	Adjusted earnings per share - basic	$0.30
	Adjusted earnings per share - diluted	$0.29

	Weighted average common shares outstanding - basic	43,116,028
	Weighted average common shares outstanding - diluted	43,674,259

	Weighted average common shares outstanding - basic as per financial statements	43,116,028
	Dilutive effect of stock options	155,407
	Dilutive effect of performance based restricted stock units	96,851
	Dilutive effect of restricted stock units	305,973
	Weighted average common shares outstanding - diluted as adjusted	43,674,259

		Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited		$12,681	$4,937	$76,401	$(12,870)
+	Net interest expense	2,151	1,832	10,319	6,113
+	Depreciation and amortization	17,727	16,703	68,666	66,465
	EBITDA(1)	$32,559	$23,472	$155,386	$59,708

+	Impairment of vessel assets	-	13,617	6,595	41,719
+	Loss (gain) on sale of vessels	224	-	(16,468)	-
+	Other operating expense	-	-	5,728	-
+	Unrealized (gain) loss on fuel hedges	(76)	1	8	96
	Adjusted EBITDA	$32,707	$37,090	$151,249	$101,523

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	42	46	42	46
Average number of vessels (2)	41.8	44.8	43.1	44.2
Total ownership days for fleet (3)	3,845	4,123	15,782	16,135
Total chartered-in days (4)	129	105	531	556
Total available days for fleet (5)	3,799	4,169	15,555	16,263
Total available days for owned fleet (6)	3,670	4,065	15,024	15,706
Total operating days for fleet (7)	3,750	4,108	15,356	16,001
Fleet utilization (8)	96.9%	97.2%	96.8%	97.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$18,007	$17,373	$19,107	$14,766
Daily vessel operating expenses per vessel (10)	6,211	6,153	6,440	6,017

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,453.2	1,639.2	6,079.3	6,280.2
Panamax	-	-	-	-
Ultramax	1,380.0	1,380.0	5,490.0	5,475.0
Supramax	1,012.0	1,104.0	4,212.3	4,380.0
Total	3,845.2	4,123.2	15,781.6	16,135.2

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	66.2	-
Ultramax	32.3	104.5	271.7	435.4
Supramax	96.3	-	193.4	120.9
Total	128.6	104.5	531.3	556.3

Available days (owned & chartered-in fleet)
Capesize	1,390.3	1,596.3	5,785.7	6,138.2
Panamax	-	-	66.2	-
Ultramax	1,388.5	1,480.0	5,527.8	5,880.0
Supramax	1,020.2	1,093.1	4,175.6	4,244.5
Total	3,799.0	4,169.4	15,555.3	16,262.7

Available days (owned fleet)
Capesize	1,390.3	1,596.3	5,785.7	6,138.2
Panamax	-	-	-	-
Ultramax	1,356.2	1,375.5	5,256.1	5,444.6
Supramax	923.9	1,093.1	3,982.2	4,123.6
Total	3,670.4	4,064.8	15,024.0	15,706.4

Operating days
Capesize	1,377.0	1,578.0	5,707.6	6,088.6
Panamax	-	-	66.2	-
Ultramax	1,380.9	1,465.5	5,476.8	5,745.4
Supramax	991.6	1,064.3	4,105.4	4,167.4
Total	3,749.5	4,107.8	15,356.0	16,001.4

Fleet utilization
Capesize	94.8%	96.3%	95.1%	98.1%
Panamax	-	-	100.0%	-
Ultramax	99.2%	98.7%	98.5%	97.2%
Supramax	96.9%	96.4%	96.9%	96.1%
Fleet average	96.9%	97.2%	96.8%	97.3%

Average Daily Results:
Time Charter Equivalent
Capesize	$25,228	$22,052	$26,699	$18,280
Panamax	-	-	-	-
Ultramax	14,812	16,193	15,089	13,780
Supramax	11,830	12,026	13,338	10,840
Fleet average	18,007	17,373	19,107	14,766

Daily vessel operating expenses
Capesize	$6,951	$6,344	$7,001	$6,270
Panamax	-	-	-	-
Ultramax	5,450	5,484	5,800	5,449
Supramax	6,186	6,703	6,461	6,405
Fleet average	6,211	6,153	6,440	6,017

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the first quarter of 2025 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the first quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$99,203	$115,516	$423,016	$383,825
Voyage expenses (in thousands)	31,256	42,450	126,960	142,971
Charter hire expenses (in thousands)	1,837	2,404	9,069	9,135
Realized (loss) gain on fuel hedges (in thousands)	(17)	(43)	78	202
	66,093	70,619	287,065	231,921

Total available days for owned fleet	3,670	4,065	15,024	15,706
Total TCE rate	$18,007	$17,373	$19,107	$14,766

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. Genco’s fleet consists of 42 vessels with an average age of 12.2 years and an aggregate capacity of approximately 4,446,000 dwt as follows.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, February 20, 2025 at 8:30 a.m. Eastern Time to discuss its 2024 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://registrations.events/direct/Q4I465600, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m.

Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2024 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550